Exhibit 10.9

DIAMOND OFFSHORE DRILLING, INC.

SEVERANCE PLAN

ARTICLE I

INTRODUCTION AND ESTABLISHMENT OF PLAN

The Board hereby adopts, as of the Effective Date, the Diamond Offshore Drilling, Inc. Severance Plan (the “Plan”). The Plan is intended to offer severance benefits to Participants in the event of certain terminations of employment from the Company. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) is intended to be and will be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA.

ARTICLE II

DEFINITIONS

As used herein, the following words and phrases will have the following respective meanings unless the context clearly indicates otherwise.

2.1 Appeals Committee. The term “Appeals Committee” has the meaning set forth in Section 7.2(d).

2.2 Base Salary. The term “Base Salary” means the Participant’s annual rate of base salary payable by the Company (exclusive, among other things, of bonuses and special allowances) as in effect immediately prior to the Participant’s Qualifying Termination.

2.3 Board. The term “Board” means the Board of Directors of the Company.

2.4 Cause. For purposes of the Plan, the term “Cause” means either of the following:

(a) The Participant is convicted of, or pleads guilty or nolo contendere to, a felony; or

(b) The Participant engages in conduct that constitutes either (i) a material and willful breach of the Participant’s duties, (ii) willful, or reckless, material misconduct in the performance of the Participant’s duties, or (iii) willful, habitual neglect of the Participant’s material duties; provided, however, that for purposes of clauses (ii) and (iii), Cause shall not include any act or omission believed by the Participant in good faith to have been in or not opposed to the interest of the Company or the Reorganized Debtor (without any intent by the Participant to gain, directly or indirectly, a profit to which the Participant is not legally entitled).

2.5 COBRA. The term “COBRA” has the meaning set forth in Section 4.2(b).

2.6 Code. The term “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7 Company. The term “Company” means Diamond Offshore Drilling, Inc.

2.8 Effective Date. The term “Effective Date” means the effective date of the Company’s Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code.

2.9 Emergence Grant. The term “Emergence Grant” means each equity incentive award made or offered by the Company to a Participant after the Effective Date, but prior to the expiration of the Negotiation Period.

2.10 ERISA. The term “ERISA” has the meaning set forth in the Introduction.

2.13 Negotiation Period. The term “Negotiation Period” means the period commencing on the Effective Date and ending on the 120th day following the Effective Date.

2.11 Participant. The term “Participant” means each person listed in Exhibit A.

2.12 Plan. The term “Plan” has the meaning set forth in the Introduction.

2.13 Plan Administrator. The term “Plan Administrator” shall mean the named fiduciaries of the Plan as described in Section 7.1.

2.14 Qualifying Resignation. The term “Qualifying Resignation” means the Participant’s resignation from employment with the Company due to the Participant not reaching an agreement with the Company regarding the Participant’s role or compensation arrangements, including the Emergence Grant. A Participant must actually resign from employment within thirty (30) days following the expiration of the Negotiation Period in order for such resignation to be treated as a Qualifying Resignation under the Plan.

2.15 Qualifying Termination. The term “Qualifying Termination” means (a) the Company’s termination of the Participant’s employment during the Negotiation Period for a reason other than for Cause, or (b) the Participant’s Qualifying Resignation.

2.16 Release. The term “Release” has the meaning set forth in Section 4.1.

2.17 Severance Benefits. The term “Severance Benefits” means the benefits described in Article IV that are provided to Participants under the Plan.

2.18 Target Bonus. The term “Target Bonus” shall mean the Participant’s annual target bonus opportunity as provided in Exhibit A.

ARTICLE III

ELIGIBILITY

3.1 Participants. Each Participant will be a Participant in the Plan as of the Effective Date.

ARTICLE IV

SEVERANCE BENEFITS

4.1 Eligibility for Severance Pay. A Participant will be eligible to receive Severance Benefits under the Plan only upon a Qualifying Termination and provided the Participant returns (and does not thereafter revoke) within sixty (60) days after the date of the Participant’s Qualifying Termination an executed general release of claims substantially in the form attached as Exhibit B and in a form acceptable to the Company, in its sole and absolute discretion (the “Release”). If a Participant receives any Severance Benefits under the Plan as a result of a Qualifying Termination, the Participant shall forfeit any Emergence Grant and shall have no further rights with respect thereto.

4.2 Amount of Severance Benefits. A Participant entitled to Severance Benefits under Section 4.1 will be entitled to the Severance Benefits as set forth in this Section 4.2.

(a) Cash Severance. Each eligible Participant will be paid a cash lump sum in an amount equal to the sum of the Participant’s Base Salary and Target Bonus.

(b) COBRA Coverage. If the Participant timely and properly elects continuation of health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under the Company’s health care plan, the Company will pay the cost of the Participant’s COBRA continuation coverage (the “COBRA Coverage”) for the twelve (12) month period following the date of the Participants Qualifying Termination.

(c) Time and Form of Payment. The Severance Benefits payable pursuant to Section 4.2(a) will be paid in a single lump sum payment promptly after the date the Release becomes irrevocable; provided that any portion of the Severance Benefits payable pursuant to Section 4.2(a) constitute “deferred compensation” within the meaning of Section 409A of the Code such payments will be paid in a single lump sum payment on the date that is sixty days after the date of the Participant’s Qualifying Termination, but no later than two and one half months following the last day of the calendar year that includes the date of the Participant’s Qualifying Termination. The Severance Benefits payable pursuant to Section 4.2(b) will be paid directly to the Participant or will be reimbursed to the Participant promptly, but in any event by no later than December 31st of the calendar year following the calendar year in which such expenses were incurred, will not affect any payments or reimbursements in any other calendar year, and will not be subject to liquidation or exchange for any other benefit. The taxable year in which any Severance Benefit under Section 4.2(c) is paid will be determined in the sole discretion of the Company, and the Participant will not be permitted, directly or indirectly, to designate the taxable year of payment. Notwithstanding the foregoing, if the Participant has not timely returned the Release, or subsequently revokes the Release, the Participant will forfeit all Severance Benefits.

(d) Withholding. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to the Plan all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE V

SUCCESSOR TO COMPANY

The Plan will bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place.

In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company will require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in the Plan, will mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the Plan.

ARTICLE VI

AMENDMENT AND TERMINATION

The Board may amend, modify or terminate, in whole or in part, any or all of the provisions of the Plan (including any appendices or exhibits thereto) at any time; provided, however, that in no event shall any amendment, modification or termination to the Plan (or any appendix or exhibit thereto) adversely affect the rights of a Participant hereunder, including, without limitation, any such amendment that would (x) cause an individual to cease to be a Participant, or (y) adversely affect the Severance Benefits potentially payable to a Participant (including, without limitation, imposing additional conditions or modifying the amount or timing of payment) without the prior written consent of the affected Participant, unless such amendment is required by applicable law.

ARTICLE VII

PLAN ADMINISTRATION

7.1 Named Fiduciary; Administration. A committee composed of the Company’s General Counsel; Chief Financial Officer and Vice President of Human Resources is the named fiduciary of the Plan and will be the Plan Administrator, unless otherwise determined from time to time by the Board. The Plan Administrator will review and determine all claims for benefits under the Plan.

7.2 Claim Procedure.

(a) If a Participant or his or her authorized representative (referred to in this Article VII as a “claimant”) makes a written request alleging a right to receive benefits under the Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company will treat it as a claim for benefits.

(b) All claims and inquiries concerning benefits under the Plan must be submitted to the Plan Administrator in writing and be addressed as follows:

Plan Administrator

Diamond Offshore Drilling, Inc. Severance Plan

Attention: Plan Administrator

c/o General Counsel

15415 Katy Freeway, Suite 100

Houston, Texas 77094

The Plan Administrator will have full and complete discretionary authority to administer, to construe, and to interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan. The Plan Administrator will initially deny or approve all claims for benefits under the Plan. The claimant may submit written comments, documents, records or any other information relating to the claim. Furthermore, the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits.

(c) Claims Denial. If any claim for benefits is denied in whole or in part, the Plan Administrator will notify the claimant in writing of such denial and will advise the claimant of his or her right to a review thereof. Such written notice will set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provisions on which such denial is based, a description of any information or material necessary for the claimant to perfect his or her claim, an explanation of why such material is necessary and an explanation of the Plan’s review procedure, and the time limits applicable to such procedures. Furthermore, the notification will include a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. Such written notice will be given to the claimant within a reasonable period of time, but not to exceed thirty (30) days, after the claim is received by the Plan Administrator.

(d) Appeals. Any claimant whose claim for benefits is denied in whole or in part may appeal, or his or her duly authorized representative may appeal on the claimant’s behalf, such denial by submitting to the Appeals Committee a request for a review of the claim within 60 days after receiving written notice of such denial from the Plan Administrator. The Appeals Committee will be composed of the Company’s General Counsel; Chief Financial Officer and Vice President of Human Resources, unless otherwise determined from time to time by the Board. The Appeals Committee will give the claimant upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim of the claimant, in preparing his or her request for review. The request for review must be in writing and be addressed as follows:

Appeals Committee

Diamond Offshore Drilling, Inc. Severance Plan

Attention: Appeals Committee

c/o General Counsel

15415 Katy Freeway, Suite 100

Houston, Texas 77094

The request for review will set forth all of the grounds upon which it is based, all facts in support thereof, and any other matters which the claimant deems pertinent. The Appeals Committee may require the claimant to submit such additional facts, documents, or other materials as the Appeals Committee may deem necessary or appropriate in making its review.

(e) Review of Appeals. The Appeals Committee will act upon each request for review within thirty (30) days after receipt thereof. The review on appeal will consider all comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether this information was submitted or considered in the initial benefit determination. The Appeals Committee will have full and complete discretionary authority, in its review of any claims denied by the Plan Administrator, to administer, to construe, and to interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan.

(f) Decision on Appeals. The Appeals Committee will give written notice of its decision to the claimant. If the Appeals Committee confirms the denial of the application for benefits in whole or in part, such notice will set forth, in a manner calculated to be understood by the claimant, the specific reasons for such denial, and specific references to the Plan provisions on which the decision is based. The notice will also contain a statement that the claimant is entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. Information is relevant to a claim if it was relied upon in making the benefit determination or was submitted, considered or generated in the course of making the benefit determination, whether it was relied upon or not. The notice will also contain a statement of the claimant’s right to bring an action under ERISA Section 502(a). If the Appeals Committee has not rendered a decision on a request for review within thirty (30) days after receipt of the request for review, the claimant’s claim will be deemed to have been approved. The Appeals Committee’s decision will be final and not subject to further review within the Company. There are no voluntary appeals procedures after review by the Appeals Committee.

(g) Time of Approved Payment. In the event that either the Plan Administrator or the Appeals Committee determines that the claimant is entitled to the payment of all or any portion of the benefits claimed, such payment will be made to the claimant within thirty (30) days of the date of such determination or such later time as may be required to comply with Section 409A of the Code.

(h) Determination of Time Periods. If the day on which any of the foregoing time periods is to end is a Saturday, Sunday or holiday recognized by the Company, the period will extend until the next following business day.

7.3 Exhaustion of Administrative Remedies. Completion of the claims and appeals procedures described in Sections 7.2 of the Plan will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a claimant; provided, however, that the Appeals Committee may, in its sole discretion, waive compliance with such claims procedures as a condition precedent to any such action.

ARTICLE VIII

MISCELLANEOUS

8.1 Employment Status. The Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an Employee or change the status of the Company or the policies of the Company regarding termination of employment.

8.2 Unfunded Plan Status. All payments pursuant to the Plan will be made from the general funds of the Company and no special or separate fund will be established or other segregation of assets made to assure payment. No Participant or other person will have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but will not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

8.3 Validity and Severability. The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

8.4 Anti-Alienation of Benefits. No amount to be paid hereunder will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary.

8.5 Governing Law. The validity, interpretation, construction and performance of the Plan will in all respects be governed by the laws of Delaware, without reference to principles of conflicts of law, except to the extent pre-empted by Federal law.

IN WITNESS WHEREOF, this Diamond Offshore Drilling, Inc. Severance Plan has been adopted by the Board to be effective as of the Effective Date.

DIAMOND OFFSHORE DRILLING, INC.

By:

Exhibit A

List of Participants and Target Bonus Opportunity

Name	Target Bonus (% of Base Salary)
Ron Woll	70%
Scott Kornblau	50%
David Roland	50%
Dominic Savarino	50%
Jon Richards	50%
Neil Hall	50%
Samir Ali	50%
Aaron Sobel	50%

A-1

Exhibit B

Separation Agreement and Release of Claims

[See Attached]

B-1